Exhibit 99.1

AITX Extinguishes Almost $5 Million of Debt, Targets FY Q2 Profit

Strategic Debt Settlement Bolsters Balance Sheet; Company on Track to Report Net Profitability for Q2 FY 2026

Detroit, Michigan, August 11, 2025 – Artificial Intelligence Technology Solutions, Inc. (the “Company”) (OTCID:AITX), a global leader in AI-driven security and productivity solutions, today announced its outlook on its financial results for the second quarter of its fiscal year 2026, which ends on August 31, 2025. Specifically, the Company expects to report net profitability for the quarter, primarily driven by a significant one-time accounting gain from a recent debt settlement.

The Company successfully settled more than $4.5 million in legacy debt for less than 10% of the balance owed. The resulting one-time accounting gain is anticipated to be the key factor in achieving net profitability for the quarter and strengthens the Company balance sheet by reducing its overall debt burden. This news follows the strong operational results reported in the Company’s Q1 FY 2026 filing, which included a 57% increase in revenue and an 80% increase in gross profit compared to the same period in the prior year. The Company remains focused on accelerating growth in its core business and achieving sustainable, operational profitability.

“This debt settlement is a crucial step in strengthening our financial foundation,” said Steve Reinharz, the Company’s CEO/CTO and founder, “While the one-time gain will drive our net income for the quarter, our management team remains laser-focused on generating consistent, long-term operational profitability. We are confident in our strategy to expand our high-margin recurring revenue streams and deliver sustained value for our shareholders.”

For a comprehensive look at AITX’s business, technology, and market trajectory, the Company recently released an updated Company Profile. Investors and stakeholders are encouraged to review the document for additional insight into AITX’s strategy and ongoing growth initiatives.

AITX, through its primary subsidiary, Robotic Assistance Devices, Inc. (RAD), is redefining the nearly $50 billion (US) security and guarding services industry1 through its broad lineup of innovative, AI-driven Solutions-as-a-Service business model. RAD solutions are specifically designed to provide cost savings to businesses of between 35%-80% when compared to the industry’s existing and costly manned security guarding and monitoring model. RAD delivers these tremendous cost savings via a suite of stationary and mobile robotic solutions that complement, and at times, directly replace the need for human personnel in environments better suited for machines. All RAD technologies, AI-based analytics and software platforms are developed in-house.

The Company’s operations and internal controls have been validated through successful completion of its SOC 2 Type 2 audit, reinforcing the Company’s credibility with enterprise and government clients who require strict data protection and security compliance.

RAD has a prospective sales pipeline of over 35 Fortune 500 companies and numerous other client opportunities. RAD expects to continue to attract new business as it converts its existing sales opportunities into deployed clients generating a recurring revenue stream. Each Fortune 500 client has the potential of making numerous reorders over time.

About Artificial Intelligence Technology Solutions (AITX)

AITX is an innovator in the delivery of artificial intelligence-based solutions that empower organizations to gain new insight, solve complex challenges and fuel new business ideas. Through its next-generation robotic product offerings, AITX’s RAD, RAD-R, RAD-M and RAD-G companies help organizations streamline operations, increase ROI, and strengthen business. AITX technology improves the simplicity and economics of patrolling and guard services and allows experienced personnel to focus on more strategic tasks. Customers augment the capabilities of existing staff and gain higher levels of situational awareness, all at drastically reduced cost. AITX solutions are well suited for use in multiple industries such as enterprises, government, transportation, critical infrastructure, education, and healthcare. To learn more, visit www.aitx.ai, www.radsecurity.com, www.stevereinharz.com, www.radgroup.ai, www.raddog.ai, and www.radlightmyway.com, or follow Steve Reinharz on X @SteveReinharz.

CAUTIONARY DISCLOSURE ABOUT FORWARD-LOOKING STATEMENTS

The information contained in this publication does not constitute an offer to sell or solicit an offer to buy securities of Artificial Intelligence Technology Solutions, Inc. (the “Company”). This publication contains forward-looking statements, which are not guarantees of future performance and may involve subjective judgment and analysis. As such, there are no assurances whatsoever that the Company will meet its expectations with respect to its future revenues, sales volume, or becoming cash flow positive. The information provided herein is believed to be accurate and reliable, however the Company makes no representations or warranties, expressed or implied, as to its accuracy or completeness. There is no guarantee that the Company will achieve operational cash flow positive status, or meet the projected financial results discussed herein. The Company has no obligation to provide the recipient with additional updated information. No information in this publication should be interpreted as any indication whatsoever of the Company’s future revenues, results of operations, or stock price.

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Steve Reinharz
949-636-7060
@SteveReinharz

1 https://www.ibisworld.com/united-states/market-research-reports/security-services-industry/